EQT Reports Third Quarter 2024 Results and
Announces Non-Operated Asset Divestiture

PITTSBURGH, October 29, 2024 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the third quarter of 2024.

Third Quarter 2024 and Recent Highlights:
•Integration of Equitrans Midstream Corporation (Equitrans) more than 60% complete just three months following the transaction closing; actions taken to date estimated to result in $145 million of annualized base synergies, de-risking more than 50% of total base plan synergies
•Sales volume of 581 Bcfe, above the high-end of guidance driven by continued operational efficiency gains and strong well performance, despite approximately 35 Bcfe of total net curtailments
•Capital expenditures of $558 million; pro forma(1) capital expenditures of $573 million, below the low-end of guidance driven by efficiency gains and lower-than-expected midstream and pad spending
•Differential $0.10 per Mcf tighter than mid-point of guidance as tactical curtailments match supply with demand in real-time and maximize value without sacrificing operational efficiencies
•Total per unit operating costs of $1.14 per Mcfe; pro forma(1) total per unit operating costs of $1.07 per Mcfe, below the low-end of guidance driven by lower-than-expected LOE and SG&A expense
•Announced agreement to sell remaining non-operated natural gas assets in Northeast Pennsylvania for $1.25 billion in cash
•Became the first traditional energy producer of scale in the world to achieve net zero Scope 1 and 2 GHG emissions;(2) eliminated or offset over 900,000 metric tons of CO2e in just five years

President and CEO Toby Z. Rice stated, “The third quarter was hallmarked by the closing of our strategic acquisition of Equitrans, which transformed EQT into America’s only large scale, vertically integrated natural gas business. Since closing the Equitrans acquisition, our integration team has been firing on all cylinders, with more than 60% of integration tasks completed and more than 50% of base synergies achieved in just three months. Alongside rapid integration and synergy capture, we are also seeing operational efficiency gains that are being unlocked as a direct consequence of the Equitrans acquisition, which could drive even greater value capture over time.”

Rice continued, “Additionally, we took a significant step forward on our de-leveraging pathway, announcing an agreement to sell our remaining non-operated upstream assets in Northeast Pennsylvania for $1.25 billion in cash. Between asset-level cash flows since acquiring this position in 2021, and the two divestitures announced this year, we expect to realize approximately $3.6 billion of total value, implying 3.3x the original value allocation. This transaction, along with the positive momentum we are seeing in our regulated midstream asset sale process, gives us tremendous confidence in being able to achieve our year-end 2025 debt target."

(1)"Pro forma" refers to results for the three months ended September 30, 2024 as though the Equitrans Midstream Merger had been completed on July 1, 2024 (see Pro Forma Financial Information below).
(2)References herein to EQT being “net zero” are based on (i) EQT's 2023 Scope 1 GHG emissions, as reported to the U.S. Environmental Protection Agency (EPA) under the EPA's Greenhouse Gas Reporting Program (Subpart W) for the onshore petroleum and natural gas production segment and the gathering and boosting segment, plus (ii) EQT's 2023 Scope 2 GHG emissions using the location-based method and the EPA's Emissions & Generation Resource Integrated Database's state emission factors for EQT's operating areas, minus (iii) carbon offsets generated by EQT during calendar year 2024. EQT's “net zero” claim does not include Scope 3 GHG emissions or emissions from Equitrans and its related assets, which were acquired by EQT on July 22, 2024.

Third Quarter 2024 Financial and Operational Performance

	Three Months Ended September 30,
($ millions, except average realized price and EPS)	2024	2023	Change

Total sales volume (Bcfe)	581	523	58
Average realized price ($/Mcfe)	$2.38	$2.28	$0.10
Net (loss) income attributable to EQT	$(301)	$81	$(382)
Adjusted net income attributable to EQT (a)	$69	$126	$(57)
Diluted (loss) income per share (EPS)	$(0.54)	$0.20	$(0.74)
Adjusted EPS (a)	$0.12	$0.30	$(0.18)
Net (loss) income	$(297)	$81	$(378)
Adjusted EBITDA (a)	$832	$521	$311
Net cash provided by operating activities	$593	$455	$138
Adjusted operating cash flow (a)	$522	$443	$79
Capital expenditures	$(558)	$(445)	$(113)
Free cash flow (a)	$(121)	$(2)	$(119)

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's consolidated operating costs on a per unit basis.(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
Per Unit ($/Mcfe)	2024	2023	2024	2023

Gathering	$0.20	$0.63	$0.44	$0.66
Transmission	0.43	0.32	0.37	0.33
Processing	0.13	0.11	0.13	0.11
Lease operating expense (LOE)	0.09	0.08	0.09	0.07
Production taxes	0.07	0.04	0.08	0.04
Operating and maintenance (O&M)	0.07	—	0.04	—
Selling, general and administrative (SG&A)	0.15	0.11	0.14	0.12
Operating costs	$1.14	$1.29	$1.29	$1.33

Production depletion	$0.91	$0.84	$0.90	$0.83

(a)References in this release to the "Company" refer to EQT Corporation together with its consolidated subsidiaries. As used throughout this release, per unit operating costs reflect, for each period presented, the consolidated amount of such operating cost for the Company (aggregated irrespective of business segment) divided by total sales volume of natural gas and liquids (Mcfe).

Gathering expense per Mcfe decreased for the three months ended September 30, 2024 compared to the same period in 2023 due primarily to the Company's ownership of the gathering and transmission and storage assets acquired in EQT's acquisition of Equitrans in July 2024 (the Equitrans Midstream Merger) and the Company's ownership of the additional interest in gathering assets located in Northeast Pennsylvania.

Transmission expense per Mcfe increased for the three months ended September 30, 2024 compared to the same period in 2023 due primarily to additional contracted capacity, including on the Mountain Valley Pipeline (the MVP), which commenced long-term firm capacity obligations on July 1, 2024.

Processing expense per Mcfe increased for the three months ended September 30, 2024 compared to the same period in 2023 due primarily to increased volumes from the development of liquids-rich areas and increased processing expense from the liquids-rich assets acquired in EQT's acquisition of upstream assets from THQ Appalachia I, LLC and gathering and processing assets from THQ-XcL Holdings I, LLC in August 2023 (the Tug Hill and XcL Midstream Acquisition).

Production tax expense per Mcfe increased for the three months ended September 30, 2024 compared to the same period in 2023 due primarily to increased West Virginia property tax expense from the assets acquired in the Tug Hill and XcL Midstream Acquisition as well as increased severance tax expense from increased sales volume.

O&M expense per Mcfe increased for the three months ended September 30, 2024 as a result of the Company's operation of gathering and transmission and storage assets acquired in the Equitrans Midstream Merger.

SG&A expense per Mcfe increased for the three months ended September 30, 2024 compared to the same period in 2023 due primarily to higher personnel costs due to increased workforce headcount, including as a result of the Equitrans Midstream Merger.

Production depletion expense per Mcfe increased for the three months ended September 30, 2024 compared to the same period in 2023 due to increased sales volume and higher annual depletion rate.

Pro Forma Financial Information
The Equitrans Midstream Merger closed on July 22, 2024, and, as such, the Company's results of operations for the three months ended September 30, 2024 include the results of operations of the assets acquired for the period subsequent to the closing date.

The following table presents certain pro forma combined financial information for the three months ended September 30, 2024 presented as though the Equitrans Midstream Merger had been completed on July 1, 2024. Such pro forma information is provided for informational purposes only and does not represent what consolidated results of operations would have been had the Equitrans Midstream Merger occurred on July 1, 2024 nor is such information indicative of future consolidated results of operations.

	Three Months Ended September 30, 2024
	EQT Corporation As Reported	Pro Forma Combined (a)
Per Unit ($/Mcfe)
Gathering	$0.20	$0.10
Transmission	0.43	0.43
Processing	0.13	0.13
LOE	0.09	0.09
Production taxes	0.07	0.07
O&M	0.07	0.08
SG&A	0.15	0.17
Operating costs	$1.14	$1.07

Production depletion	$0.91	$0.91

Selected financial information ($ in millions)
Pipeline, net marketing services and other revenues	$117	$142
Capital contributions to equity method investments	$(85)	$(160)
Capital expenditures	$(558)	$(573)

(a)"Pro forma" refers to results for the three months ended September 30, 2024 as though the Equitrans Midstream Merger had been completed on July 1, 2024.

Liquidity
As of September 30, 2024, the Company had $2.0 billion of borrowings outstanding under EQT's $3.5 billion revolving credit facility. Total liquidity, excluding available capacity under Eureka Midstream, LLC's revolving credit facility, as of September 30, 2024 was $1.6 billion.

As of September 30, 2024, total debt and net debt(1) were $13.8 billion and $13.7 billion, respectively, compared to $5.8 billion and $5.7 billion, respectively, as of December 31, 2023.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Sale of Remaining Non-Operated Assets
EQT announced it has entered into an agreement with Equinor USA Onshore Properties Inc. and Equinor Natural Gas LLC to sell the Company's remaining interest in its non-operated natural gas assets in Northeast Pennsylvania, representing approximately 350 MMcf/d of forecasted 2025 net production. Consideration for the transaction is $1.25 billion of cash, subject to customary purchase price adjustments, which the Company intends to use towards debt repayment. The transaction has an effective date of December 31, 2024 and is expected to close in the fourth quarter of 2024, subject to required regulatory approvals and clearances.

Jefferies LLC acted as a financial advisor to EQT. Kirkland & Ellis LLP is serving as EQT's legal counsel on the transaction.

Fourth Quarter 2024 Guidance

Production	Q4 2024
Total sales volume (Bcfe)	555 – 605
Liquids sales volume, excluding ethane (Mbbl)	4,100 – 4,400
Ethane sales volume (Mbbl)	1,350 – 1,500
Total liquids sales volume (Mbbl)	5,450 – 5,900

Btu uplift (MMBtu/Mcf)	1.060 – 1.070

Average differential ($/Mcf)	($0.60) – ($0.50)

Resource Counts
Top-hole rigs	1 – 2
Horizontal rigs	2
Frac crews	2 – 3

Midstream Revenue ($ Millions)
Third-party revenue	$130 – $155

Mountain Valley Pipeline (MVP) ($ Millions)
Distributions from MVP	$50 – $60
Capital contributions to MVP	$70 – $80

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.09 – $0.11
Transmission	$0.42 – $0.44
Processing	$0.13 – $0.15
Upstream LOE	$0.09 – $0.11
Production taxes	$0.08 – $0.10
Midstream operating and maintenance (O&M)	$0.08 – $0.10
SG&A	$0.18 – $0.20
Total per unit operating costs	$1.07 – $1.21

Capital Expenditures ($ Millions)
EQT maintenance	$475 – $525
EQT strategic growth	$65 – $90
Equitrans	$90 – $115
Total capital expenditures	$630 – $730

Third Quarter 2024 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday October 30, 2024 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of October 25, 2024)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation. With the additional hedges added since July and pro-forma for the recently announced non-operated asset sale, the Company is now approximately 60% hedged for 2025 at an average floor price of $3.25.

	Q4 2024 (a)	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Hedged Volume (MMDth)	377	332	336	281	281
Hedged Volume (MMDth/d)	4.1	3.7	3.7	3.1	3.1
Swaps – Short
Volume (MMDth)	304	250	290	281	95
Avg. Price ($/Dth)	$3.18	$3.49	$3.11	$3.26	$3.27
Calls – Long
Volume (MMDth)	13	—	—	—	—
Avg. Strike ($/Dth)	$3.20	$—	$—	$—	$—
Calls – Short
Volume (MMDth)	91	188	46	—	137
Avg. Strike ($/Dth)	$4.23	$4.19	$3.48	$—	$5.49
Puts – Long
Volume (MMDth)	73	82	46	—	186
Avg. Strike ($/Dth)	$3.54	$3.19	$2.83	$—	$3.30
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$—	$—	$—	$—	$(45)

(a)October 1 through December 31.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, net income, diluted earnings per share, net cash provided by operating activities, total operating revenues, total debt, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

As a result of the completion of the Equitrans Midstream Merger, the Company adjusted its non-GAAP measures of adjusted EBITDA and free cash flow. In particular, adjusted EBITDA (and the related non-GAAP financial measure of adjusted EBITDA attributable to EQT) has been changed to include distributions received from equity method investments, and free cash flow (and the related non-GAAP financial measure of free cash flow attributable to EQT) has been changed to exclude capital contributions to equity method investments. In addition, certain prior period amounts have been recast for comparability.

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. The Company's management believes adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted earnings per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Thousands, except per share amounts)
Net (loss) income attributable to EQT Corporation	$(300,823)	$81,255	$(187,818)	$1,233,177
Add (deduct):
Loss (gain) on sale/exchange of long-lived assets	10,117	1,511	(309,865)	17,814
Impairment and expiration of leases	12,095	6,419	58,963	22,290
Gain on derivatives	(66,816)	(177,906)	(234,660)	(1,167,144)
Net cash settlements received on derivatives	288,136	255,804	1,037,321	625,051
Premiums paid for derivatives that settled during the period	(4,971)	(65,216)	(44,565)	(232,128)
Other expenses (a)	279,751	36,209	328,913	69,265
(Income) loss from investments	(34,242)	546	(36,674)	(5,310)
Loss (gain) on debt extinguishment	365	1,089	5,651	(55)
Non-cash interest expense (amortization)	4,206	3,538	10,309	10,397
Tax impact of non-GAAP items (b)	(118,734)	(17,494)	(228,312)	159,318
Adjusted net income attributable to EQT	$69,084	$125,755	$399,263	$732,675

Diluted weighted average common shares outstanding	563,956	416,190	484,526	401,859
Diluted EPS	$(0.54)	$0.20	$(0.39)	$3.08
Adjusted EPS	$0.12	$0.30	$0.82	$1.82

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions, costs related to exploring new venture opportunities and executive severance. For the nine months ended September 30, 2024, other expenses included a nonrecurring corporate litigation expense.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred had these items been excluded from net income attributable to EQT Corporation, which resulted in blended tax rates of 24.3% and 28.2% for the three months ended September 30, 2024 and 2023, respectively, and 28.0% and 24.1% for the nine months ended September 30, 2024 and 2023, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA and Adjusted EBITDA Attributable to EQT
Adjusted EBITDA is defined as net income excluding interest expense, income tax (benefit) expense, depreciation, depletion and amortization, loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EBITDA attributable to EQT is defined as adjusted EBITDA less adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests is defined as the proportionate share of adjusted EBITDA attributable to the Company's consolidated subsidiaries that is not wholly-owned by the Company. The Company's management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations because they help facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. In addition, adjusted EBITDA includes the impact of distributions received from equity method investments, which excludes the impact of depreciation included within equity earnings from equity method investments and helps facilitate comparisons of the core operating performance of the Company's equity method investments.

The table below reconciles adjusted EBITDA and adjusted EBITDA attributable to EQT with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Thousands)
Net (loss) income	$(297,432)	$80,730	$(185,130)	$1,233,097
Add (deduct):
Interest expense, net	158,299	60,427	268,390	146,856
Income tax (benefit) expense	(104,870)	(126,853)	(124,790)	217,975
Depreciation, depletion and amortization	589,299	446,886	1,542,031	1,230,255
Loss (gain) on sale/exchange of long-lived assets	10,117	1,511	(309,865)	17,814
Impairment and expiration of leases	12,095	6,419	58,963	22,290
Gain on derivatives	(66,816)	(177,906)	(234,660)	(1,167,144)
Net cash settlements received on derivatives	288,136	255,804	1,037,321	625,051
Premiums paid for derivatives that settled during the period	(4,971)	(65,216)	(44,565)	(232,128)
Other expenses (a)	279,751	36,209	328,913	69,265
(Income) loss from investments	(34,242)	546	(36,674)	(5,310)
Distributions from equity method investments	2,212	1,457	11,187	18,073
Loss (gain) on debt extinguishment	365	1,089	5,651	(55)
Adjusted EBITDA	831,943	521,103	2,316,772	2,176,039
Less: Adjusted EBITDA attributable to noncontrolling interests	7,805	732	7,339	4,254
Adjusted EBITDA attributable to EQT	$824,138	$520,371	$2,309,433	$2,171,785

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions, costs related to exploring new venture opportunities and executive severance. For the nine months ended September 30, 2024, other expenses included a nonrecurring corporate litigation expense.

Adjusted Operating Cash Flow, Free Cash Flow, Free Cash Flow Attributable to EQT
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures excluding capital expenditures attributable to noncontrolling interests. Free cash flow attributable to EQT is defined as free cash flow excluding the proportionate share of free cash flow attributable to the Company's consolidated subsidiaries that is not wholly-owned by the Company.

The Company's management believes adjusted operating cash flow, free cash flow and free cash flow attributable to EQT provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The table below reconciles adjusted operating cash flow, free cash flow and free cash flow attributable to EQT with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Thousands)
Net cash provided by operating activities	$592,989	$454,583	$2,070,697	$2,554,464
Increase in changes in other assets and liabilities	(70,703)	(11,831)	(192,830)	(533,834)
Adjusted operating cash flow (a)	522,286	442,752	1,877,867	2,020,630
Less:
Capital expenditures	(557,889)	(444,585)	(1,683,011)	(1,386,736)
Capital contributions to equity method investments	(85,196)	—	(87,804)	(5,000)
Free cash flow (a)	(120,799)	(1,833)	107,052	628,894
Less: Free cash flow attributable to noncontrolling interests	4,106	755	3,640	(2,014)
Free cash flow attributable to EQT	$(124,905)	$(2,588)	$103,412	$630,908

(a)Included in adjusted operating cash flow and free cash flow for the three and nine months ended September 30, 2024 is the impact of $172.2 million and $196.3 million, respectively, of cash transaction costs related to the Equitrans Midstream Merger.

Production Adjusted Operating Revenues
Production adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives; and, prior to the Equitrans Midstream Merger, was referred to as adjusted operating revenues) is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and pipeline, net marketing services and other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Production adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes pipeline, net marketing services and other revenues because it is unrelated to the revenue from the Company's natural gas and liquids production.

The table below reconciles Production adjusted operating revenues with total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Thousands, unless otherwise noted)
Total operating revenues	$1,283,802	$1,186,102	$3,648,582	$4,865,924
(Deduct) add:
Gain on derivatives	(66,816)	(177,906)	(234,660)	(1,167,144)
Net cash settlements received on derivatives	288,136	255,804	1,037,321	625,051
Premiums paid for derivatives that settled during the period	(4,971)	(65,216)	(44,565)	(232,128)
Pipeline, net marketing services and other	(117,234)	(6,313)	(120,748)	(18,214)
Production adjusted operating revenues	$1,382,917	$1,192,471	$4,285,930	$4,073,489

Total sales volume (MMcfe)	581,414	522,700	1,622,976	1,452,344
Average realized price ($/Mcfe)	$2.38	$2.28	$2.64	$2.80

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings, term loan facility borrowings, senior notes and, as of December 31, 2023, the Company's note payable to EQM Midstream Partners, LP (EQM). The Company's management believes net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

	September 30, 2024	December 31, 2023

	(Thousands)
Current portion of debt (a)	$400,150	$292,432
Revolving credit facility borrowings (b)	2,297,000	—
Term loan facility borrowings	497,970	1,244,265
Senior notes	10,598,428	4,176,180
Note payable to EQM	—	82,236
Total debt	13,793,548	5,795,113
Less: Cash and cash equivalents	88,980	80,977
Net debt	$13,704,568	$5,714,136

(a)As of September 30, 2024, the current portion of debt included EQM's 6.000% senior notes due 2025, which were consolidated by the Company as a result of the Equitrans Midstream Merger. As of December 31, 2023, the current portion of debt included EQT's 1.75% convertible notes and a portion of EQT's note payable to EQM. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further discussion.
(b)As of September 30, 2024, revolving credit facility borrowings included $330 million of borrowings under Eureka Midstream, LLC's revolving credit facility. Eureka Midstream, LLC is a wholly-owned subsidiary of Eureka Midstream Holdings, LLC, a consolidated joint venture EQT acquired a controlling, 60% interest in upon the close of the Equitrans Midstream Merger.

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
Cameron.Horwitz@eqt.com

About EQT Corporation
EQT Corporation is a premier, vertically integrated American natural gas company with production and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT) and its consolidated subsidiaries (collectively, the Company), including guidance regarding EQT’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes, including liquified natural gas (LNG) volumes and sales; projected production curtailments, including the volume and duration thereof; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the Company's emissions goals, the timing thereof and the Company's ability to achieve the anticipated results of such initiatives; potential acquisitions, asset sales or other strategic transactions, including the proposed sale of the remaining interest in the Company's non-operated natural gas assets in Northeast Pennsylvania, the timing thereof and the Company's ability to achieve the intended operational, financial and strategic benefits from any such transactions or from any recently completed strategic transactions; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, the Company's outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company's hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering and transmission and storage of natural gas as well as unforeseen interruptions; cybersecurity risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of supply chain and inflationary pressures; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company’s ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company’s joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; risks related to the Company's ability to integrate the operations of Equitrans in a successful manner and in the expected time period and the possibility that any of the anticipated benefits and projected synergies of the Equitrans Midstream Merger will not be realized or will not be realized within the expected time period; and disruptions to the Company's business due to acquisitions, divestitures and other strategic transactions. These and other risks are described under the “Risk Factors” section in EQT's Annual Report on Form 10-K for the year ended December 31, 2023, the “Risk Factors” section to be included in EQT’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, and other documents EQT files from time to time with the Securities and Exchange Commission (the SEC).

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,099,752	$1,001,883	$3,293,174	$3,680,566
Gain on derivatives	66,816	177,906	234,660	1,167,144
Pipeline, net marketing services and other	117,234	6,313	120,748	18,214
Total operating revenues	1,283,802	1,186,102	3,648,582	4,865,924
Operating expenses:
Transportation and processing	440,845	554,788	1,529,093	1,592,934
Production	93,842	62,858	273,042	163,963
Operating and maintenance	40,518	4,235	65,824	6,108
Exploration	282	447	2,576	2,602
Selling, general and administrative	88,470	56,942	228,730	168,999
Depreciation, depletion and amortization	589,299	446,886	1,542,031	1,230,255
Loss (gain) on sale/exchange of long-lived assets	10,117	1,511	(309,865)	17,814
Impairment and expiration of leases	12,095	6,419	58,963	22,290
Other operating expenses	290,174	36,209	354,337	69,265
Total operating expenses	1,565,642	1,170,295	3,744,731	3,274,230
Operating (loss) income	(281,840)	15,807	(96,149)	1,591,694
(Income) loss from investments	(34,242)	546	(36,674)	(5,310)
Other income	(3,960)	(132)	(23,596)	(869)
Loss (gain) on debt extinguishment	365	1,089	5,651	(55)
Interest expense, net	158,299	60,427	268,390	146,856
(Loss) income before income taxes	(402,302)	(46,123)	(309,920)	1,451,072
Income tax (benefit) expense	(104,870)	(126,853)	(124,790)	217,975
Net (loss) income	(297,432)	80,730	(185,130)	1,233,097
Less: Net income (loss) attributable to noncontrolling interests	3,391	(525)	2,688	(80)
Net (loss) income attributable to EQT Corporation	$(300,823)	$81,255	$(187,818)	$1,233,177

(Loss) income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	559,603	383,359	480,354	368,936
Net (loss) income attributable to EQT Corporation	$(0.54)	$0.21	$(0.39)	$3.34

Diluted:
Weighted average common stock outstanding	559,603	416,190	480,354	401,859
Net (loss) income attributable to EQT Corporation	$(0.54)	$0.20	$(0.39)	$3.08

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	547,225	491,472	1,520,574	1,374,527
NYMEX price ($/MMBtu)	$2.15	$2.55	$2.12	$2.68
Btu uplift	0.12	0.13	0.12	0.14
Natural gas price ($/Mcf)	$2.27	$2.68	$2.24	$2.82

Basis ($/Mcf) (a)	$(0.56)	$(0.93)	$(0.40)	$(0.39)
Cash settled basis swaps ($/Mcf)	(0.09)	0.12	(0.10)	(0.08)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.65)	$(0.81)	$(0.50)	$(0.47)
Average adjusted price ($/Mcf)	$1.62	$1.87	$1.74	$2.35
Cash settled derivatives ($/Mcf)	0.61	0.27	0.75	0.37
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.23	$2.14	$2.49	$2.72
Natural gas sales, including cash settled derivatives	$1,222,498	$1,053,146	$3,786,058	$3,741,247

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	22,253	16,629	63,393	41,805
Sales volume (Mbbl)	3,710	2,772	10,566	6,968
NGLs price ($/Bbl)	$35.20	$35.42	$38.18	$35.34
Cash settled derivatives ($/Bbl)	(0.11)	(1.10)	(0.20)	(1.54)
Average NGLs price, including cash settled derivatives ($/Bbl)	$35.09	$34.32	$37.98	$33.80
NGLs sales, including cash settled derivatives	$130,140	$95,120	$401,232	$235,509
Ethane:
Sales volume (MMcfe) (b)	9,864	11,528	32,416	29,198
Sales volume (Mbbl)	1,644	1,921	5,403	4,866
Ethane price ($/Bbl)	$5.56	$5.23	$5.97	$5.90
Ethane sales	$9,135	$10,039	$32,237	$28,699
Oil:
Sales volume (MMcfe) (b)	2,072	3,071	6,593	6,814
Sales volume (Mbbl)	345	512	1,099	1,136
Oil price ($/Bbl)	$61.25	$66.75	$60.43	$59.91
Oil sales	$21,144	$34,166	$66,403	$68,034

Total liquids sales volume (MMcfe) (b)	34,189	31,228	102,402	77,817
Total liquids sales volume (Mbbl)	5,699	5,205	17,068	12,970
Total liquids sales	$160,419	$139,325	$499,872	$332,242

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,382,917	$1,192,471	$4,285,930	$4,073,489
Total sales volume (MMcfe)	581,414	522,700	1,622,976	1,452,344
Average realized price ($/Mcfe)	$2.38	$2.28	$2.64	$2.80

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as Production adjusted operating revenues, a non-GAAP supplemental financial measure.